Exhibit 99.1

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News Release	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

ELYRIA, Ohio - (July 28, 2016) - Invacare Corporation (NYSE: IVC) today announced upcoming changes to its board of directors. General James L. Jones, who joined the board in 2010, has decided to step down effective August 26, 2016, as a result of his increasing global responsibilities and travel for his other professional roles. In addition, after 30 years of board service, Michael F. Delaney has expressed his intent not to stand for re-election when his term expires at the company’s 2017 annual meeting.

“I want to thank General Jones and Mike Delaney for their commitment and contributions to our board of directors. It has been very helpful for me to come to this company with such deep experience in place on the board. Jim, with his insights into government and international affairs, as well as his guidance on culture based on his years of leadership with the United States government, has been a great resource to our board. Over the past 30 years, Mike has given the company invaluable insight into the consumers of our products from his personal experiences, as well as those from his career with the Paralyzed Veterans of America. We wish them both the very best in their future endeavors,” said Matthew E. Monaghan, chairman, president and chief executive officer.

The board has retained a leading executive recruiting firm to assist in the search for new director candidates.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

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